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                                                                      Exhibit 21

                           MICROTOUCH SYSTEMS, INC.
                        SUBSIDIARIES OF THE REGISTRANT



Name                                             Jurisdiction

MicroTouch Systems, Ltd.                  United Kingdom of Britain
MicroTouch Systems, Pty., Ltd.            Australia
MicroTouch Systems, Ltd.                  Hong Kong
MicroTouch Systems, Inc.                  Taiwan
MicroTouch Systems, KK                    Japan
MicroTouch Systems, SARL                  France
MicroTouch Systems, GMBH                  Germany
MicroTouch Systems, SRL                   Italy
MicroTouch Systems, SL                    Spain
MicroTouch Resistive Products, Inc.       Texas, U.S.A.
MicroTouch Investments, Inc.              Massachusetts, U.S.A.
MicroTouch FSC                            Saipan